SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 4, 2006
REMOTE DYNAMICS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-26140	51-0352879

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 301-2000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On January 4, 2006, the Board of Directors of Remote Dynamics, Inc. (the “Company”) appointed Dennis Ackerman to serve as a Director on the Board of Directors of the Company. Mr. Ackerman was designated by HFS Minorplanet Funding LLC (“HFS”), the holder of a $2 million unsecured convertible promissory note (the “Note”) issued by the Company pursuant to Letter Agreement dated July 20, 2004 (the “Letter Agreement”). As per the terms of the Letter Agreement and Note, the principal balance is due and payable 36 months from the date of funding, with an annual interest rate of 12 percent. Accrued interest is paid monthly under the terms of the Note.
     Additionally, HFS, may at any time demand repayment of such portion of the accrued interest and unpaid principal on the Note in such number of shares of common stock, based upon a fixed conversion price of $3.08 per share, whose aggregate value equals the amount of accrued interest and principal being repaid. The Note is currently convertible into 649,350 shares of common stock of the Company.
     Pursuant to the Letter Agreement and Note, the Company’s Board of Directors was required to appoint to its Board of Directors one additional director designated by HFS unless such appointment would cause the Company to violate the independent director requirements, based on the written advice of legal counsel, as set forth in the rules and regulations of the NASDAQ Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “SOX”) and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the SOX. The Letter Agreement and Note further provides that the Director designated by HFS shall serve on the Company’s Board of Directors until the Note is repaid in cash or repaid by conversion to common stock.
     Mr. Ackerman replaces HFS’ previous designee, Stephen CuUnjieng, who resigned from the Company’s Board of Directors effective December 15, 2005. Mr. Ackerman currently serves as the Managing Director of HFS Capital Private Equity Fund LLC, the Managing Member of HFS. Since September 1, 2005, the Company made interest payments to HFS totaling 80,000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, INC.
/s/ J. Raymond Bilbao
J. Raymond Bilbao
President, Chief Operating Officer and Secretary

Date: January 10, 2006